                                                                    EXHIBIT 2.3



                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                         J3 TECHNOLOGY SERVICES CORP.,

                       IMPACT INNOVATIONS HOLDINGS, INC.,

                   IMPACT INNOVATIONS GOVERNMENT GROUP, INC.

                                      AND


                           PER-SE TECHNOLOGIES, INC.


                          DATED AS OF NOVEMBER 4, 1999


ARTICLE 1 -PURCHASE AND SALE................................................................   1

   1.1   PURCHASE AND SALE..................................................................   1
   1.2   TIME AND PLACE OF CLOSING; CLOSING DELIVERIES......................................   1
   1.3   BONUS ACCRUAL......................................................................   2
   1.4   WORKING CAPITAL PURCHASE PRICE ADJUSTMENT..........................................   2
   1.5   RETENTION OF ASSETS................................................................   3
   1.6   FURTHER ASSURANCES.................................................................   4

ARTICLE 2 -REPRESENTATIONS AND WARRANTIES OF THE SELLER AND HOLDINGS........................   5

   2.1   ORGANIZATION, STANDING, AND POWER..................................................   5
   2.2   AUTHORITY; NO BREACH BY AGREEMENT..................................................   5
   2.3   OWNERSHIP INTERESTS; CAPITAL STOCK.................................................   6
   2.4   SUBSIDIARIES.......................................................................   6
   2.5   FINANCIAL STATEMENTS...............................................................   7
   2.6   ABSENCE OF UNDISCLOSED LIABILITIES.................................................   7
   2.7   ABSENCE OF CERTAIN CHANGES OR EVENTS...............................................   7
   2.8   TAX MATTERS........................................................................   7
   2.9   ASSETS.............................................................................   9
   2.10  INTELLECTUAL PROPERTY..............................................................  10
   2.11  ENVIRONMENTAL MATTERS..............................................................  10
   2.12  COMPLIANCE WITH LAWS...............................................................  11
   2.13  LABOR RELATIONS....................................................................  11
   2.14  EMPLOYEE BENEFIT PLANS.............................................................  13
   2.15  MATERIAL CONTRACTS.................................................................  14
   2.16  LEGAL PROCEEDINGS..................................................................  15
   2.17  REPORTS............................................................................  15
   2.18  BROKERAGE..........................................................................  15
   2.19  YEAR 2000..........................................................................  16
   2.20  CUSTOMERS..........................................................................  16
   2.21  FEDERAL GOVERNMENT CONTRACTS.......................................................  16

ARTICLE 3 -REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................  17

   3.1   ORGANIZATION, STANDING, AND POWER..................................................  17
   3.2   AUTHORITY; NO BREACH BY AGREEMENT..................................................  17
   3.3   COMPLIANCE WITH LAWS...............................................................  18
   3.4   LEGAL PROCEEDINGS..................................................................  18
   3.5   INVESTMENT INTENT..................................................................  18

ARTICLE 4 -CONDUCT OF BUSINESS PENDING CONSUMMATION.........................................  19

   4.1   AFFIRMATIVE COVENANTS WITH RESPECT TO COMPANY......................................  19
   4.2   NEGATIVE COVENANTS WITH RESPECT TO COMPANY.........................................  19
   4.3   COVENANTS OF PURCHASERS............................................................  20
   4.4   ADVERSE CHANGES IN CONDITION.......................................................  21
   4.5   REPORTS............................................................................  21
   4.6   RELATED PARTY TRANSACTIONS.........................................................  21

ARTICLE 5 -ADDITIONAL AGREEMENTS............................................................  21

   5.1   APPLICATIONS; ANTITRUST NOTIFICATION...............................................  21
   5.2   AGREEMENT AS TO EFFORTS TO CONSUMMATE..............................................  21
   5.3   INVESTIGATION AND CONFIDENTIALITY..................................................  22
   5.4   PRESS RELEASES.....................................................................  22
   5.5   CERTAIN ACTIONS....................................................................  22
   5.6   TAX MATTERS........................................................................  23
   5.7   GOVERNMENT CONTRACT AUDITS.........................................................  24
   5.8   EMPLOYEE BENEFITS AND CONTRACTS....................................................  24


   5.9   INSURANCE..........................................................................  25
   5.10  BONUS PAYMENT......................................................................  25
   5.11  HOLDINGS OPTIONS...................................................................  25
   5.12  SUPPLEMENTAL DISCLOSURE............................................................  25

ARTICLE 6 -CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE................................  25

   6.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY............................................  25
   6.2   CONDITIONS TO OBLIGATIONS OF THE PURCHASER.........................................  26
   6.3   CONDITIONS TO OBLIGATIONS OF THE SELLER............................................  28

ARTICLE 7 -INDEMNIFICATION..................................................................  28

   7.1  INDEMNIFICATION OF PURCHASER........................................................  28
   7.2  INDEMNIFICATION OF SELLER...........................................................  29
   7.3  NOTICE AND OPPORTUNITY TO DEFEND....................................................  29
   7.4  LIMITATIONS.........................................................................  29
   7.5  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................  31
   7.6  SUBROGATION.........................................................................  31
   7.7  EXCLUSIVE REMEDY....................................................................  31
   7.8  DISPUTE RESOLUTION..................................................................  31
   7.9  ESCROW..............................................................................  31

ARTICLE 8 -TERMINATION......................................................................  32

   8.1   TERMINATION........................................................................  32
   8.2   EFFECT OF TERMINATION..............................................................  32

ARTICLE 9 -MISCELLANEOUS....................................................................  33

   9.1   DEFINITIONS........................................................................  33
   9.2   EXPENSES...........................................................................  40
   9.3   BROKERS AND FINDERS................................................................  40
   9.4   ENTIRE AGREEMENT...................................................................  40
   9.5   AMENDMENTS.........................................................................  40
   9.6   WAIVERS............................................................................  41
   9.7   ASSIGNMENT.........................................................................  41
   9.8   NOTICES............................................................................  41
   9.9   GOVERNING LAW......................................................................  42
   9.10  COUNTERPARTS.......................................................................  42
   9.11  CAPTIONS; ARTICLES AND SECTIONS....................................................  42
   9.12  INTERPRETATIONS....................................................................  42
   9.13  SEVERABILITY.......................................................................  42


                                    EXHIBITS

EXHIBIT A                                                      RELEASE LETTER

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 4, 1999, by and among J3 Technology Services Corp., a Georgia corporation ("Purchaser"), IMPACT INNOVATIONS HOLDINGS, INC., a Delaware corporation ("Holdings" or "Seller"), IMPACT INNOVATIONS GOVERNMENT GROUP, INC., a Maryland corporation ("Impact" or the "Company"), and PER-SE TECHNOLOGIES, INC., a Delaware corporation ("Per-Se").

                                    PREAMBLE

                  Per-Se is the record and beneficial owner of all of the issued and outstanding shares of Common Stock of Holdings. Holdings is the record and beneficial owner of all of the issued and outstanding shares of Common Stock of Impact (the "Shares"). Holdings desires to sell all of the Shares to the Purchaser, and the Purchaser desires to purchase all of the Shares from Holdings, upon the terms and subject to the conditions set forth in this Agreement. The transactions described in this Agreement are subject to the expiration of the required waiting period under the HSR Act and the satisfaction of certain other conditions described in this Agreement. Notwithstanding the foregoing, Purchaser intends at Closing to acquire Assets of the Company such that the Assets so acquired are from an entity disregarded as an entity separate from its owner for tax purposes. From and after the Closing Date, all references to the Company or Impact set forth herein shall mean and include the LLC as hereinafter defined.

                  Certain terms used in this Agreement are defined in Section
9.1 of this Agreement.

                  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

                  1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Holdings shall sell to the Purchaser and the Purchaser shall purchase from Holdings, the Shares at the closing of the transactions contemplated hereby (the "Closing"), free and clear of any Liens (the "Stock Purchase") in exchange for $45 million in cash (the "Initial Purchase Price"), plus the Conversion Payment, minus the Bonus Accrual and plus or minus the Working Capital Purchase Price Adjustment as provided in Sections
1.3 and 1.4 respectively (the "Purchase Price").

                  1.2      Time and Place of Closing; Closing Deliveries.

                           (a)      The Closing will take place at 9:00 A.M. on
the Closing Date, or at such other time as the Parties, acting through their authorized officers, may mutually agree. To the extent not inconsistent with any other provision of this Agreement, all of the Parties agree that for tax, accounting and other purposes, the transactions described herein shall be deemed to have occurred as of the Closing Date, 11:59 p.m., Eastern Time. The Closing shall be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, N.W., Atlanta, Georgia, or such other location as may be mutually agreed upon by the Parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Closing to occur in December on the first business day following a payroll date of the Company in the month in which occurs the last to occur of the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Stock Purchase.

                           (b)      At the Closing:

                                    (i) The Purchaser shall deliver to Per-Se
                           in immediately available funds by wire transfer to an account specified by Per-Se cash in an amount equal to the Initial Purchase Price less the Estimated Bonus Accrual determined in accordance with Section 1.3 below, less the Escrow Amount;

                                    (ii) Per-Se or Holdings shall deliver to
                           the Purchaser (x) certificates representing the Shares duly registered in the name of the Purchaser (or such other Person as the Purchaser may designate to Per-Se not less than five business days prior to the Closing), free and clear of any Liens; and

                                    (iii) The Purchaser shall deliver to the
                           Escrow Agent the Escrow Amount in immediately available funds by wire transfer to be held in escrow pursuant to the terms of the Escrow Agreement. Distribution of the Escrow Amount to either Purchaser, Per-Se or Seller shall be governed by the terms of the Escrow Agreement. Taxes owed on any interest earned on the Escrow Amount shall be paid by Per-Se; and

                                    (iv) the Parties shall deliver the
                           certificates and other documents set forth in
                           Article 6 hereof.

                           (c)      Within ninety (90) days following the
Closing Date, Purchaser or the Company shall pay to Per-Se the Conversion
Payment.

         1.3 Bonus Accrual. The Purchase Price shall be reduced by that portion of the amount owed to the employees of the Company for the calendar year 1999 under the Target Performance Bonus Program adjusted to reflect the portion of the bonus attributable to that portion of the calendar year prior to the Closing Date (the "Bonus Accrual"). Per-Se will submit to Purchaser a good faith estimate of the Bonus Accrual within five days prior to Closing (the "Estimated Bonus Accrual"). To the extent there is a discretionary portion of the bonus, the Parties shall work in good faith to determine the discretionary amount.

                  1.4      Working Capital Purchase Price Adjustment.

                           (a)      The "Working  Capital Purchase Price
Adjustment" shall be equal to the Net Working Capital of the Company as of the Closing Date, as derived from the Closing Balance Sheet (as defined in Section 1.4(b)), minus $8,424,438.

                           (b)      Within ninety (90) days after the Closing
Date, Purchaser will cause to be prepared and delivered to Per-Se an audited balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with GAAP consistently applied and Purchaser's final calculation of the Working Capital Purchase Price Adjustment and the Bonus Accrual. Purchaser will pay all expenses incurred in connection with the preparation of the Closing Balance Sheet and Per-Se will have an opportunity to participate in such audit and review and comment on the workpapers related thereto prior to the delivery of the Closing Balance Sheet. Within thirty (30) days after receipt of the Closing Balance Sheet (the "Notification Period"), Per-Se will notify Purchaser in writing of any objections Per-Se may have to the Closing Balance Sheet, the Working Capital Purchase Price Adjustment and the Bonus Accrual. In the absence of such written objections timely made, Per-Se will be deemed to have approved the Closing Balance Sheet for purposes of the Working Capital Purchase Price Adjustment, if any, and the Bonus Accrual to be made pursuant to this Section 1.4 on the expiration of the Notification Period. If Per-Se timely notifies Purchaser in writing of objections to the Closing Balance Sheet, the calculation of the Working Capital Purchase Price Adjustment or the Bonus Accrual and if any such objections cannot be resolved by Per-Se and Purchaser within thirty (30) days after receipt by Purchaser of such objections (the notice of which shall also state with reasonable specificity the reasons for any disagreement and the amounts in dispute), such dispute will immediately be submitted to the Accountants for a final and binding resolution of such dispute within thirty
(30) days (the "Determination") and the Determination shall be conclusive and binding. The fees of such firm incurred in resolving such dispute will be paid by the party against whom such objections are resolved. Purchaser will, upon request of Per-Se make available to Per-Se's accountants and to the Accountants, all work papers prepared in connection with the preparation of the Closing Balance Sheet, together with reasonable access to the information and individuals as necessary to determine the accuracy of the Working Capital Purchase Price Adjustment and the Bonus Accrual.

                           (c)      If, after following the procedures set
forth in Section 1.4(b) above, the Working Capital Purchase Price Adjustment is a positive number, or if the Estimated Bonus Accrual exceeds the Bonus Accrual, the amount(s) so determined shall be paid by Purchaser to Seller in immediately available funds within five (5) days after the earliest to occur of (i) final approval of the Closing Balance Sheet by Per-Se or agreement between the Parties on the Working Capital Purchase Price Adjustment or the Bonus Accrual,
(ii) expiration of the Notification Period with no written objections being received by Purchaser, or (iii) receipt by Purchaser and Per-Se of the Determination.

                           (d)      If, after following the procedures set
forth in Section 1.4(b) above, the Working Capital Purchase Price Adjustment is a negative number, or if the Bonus Accrual exceeds the Estimated Bonus Accrual, the amount(s) so determined shall be paid by Seller to Purchaser in immediately available funds within five (5) days after the earliest to occur of (i) final approval of the Closing Balance Sheet by Per-Se or agreement between the Parties on the Working Capital Purchase Price Adjustment or the Bonus Accrual,
(ii) expiration of the Notification Period with no written objections being received by Purchaser, or (iii) receipt by Purchaser and Per-Se of the Determination. Purchaser, at its discretion, may notify the Escrow Agent pursuant to the terms of the Escrow Agreement of the amount owed to Purchaser and receive the amount owed to Purchaser hereunder from the Escrow Amount.

                  1.5 Retention of Assets. Purchaser acknowledges and agrees that it is acquiring the Cash Amount at the Closing (the Cash Amount shall be equal to actual cash in the Company bank accounts retained by the Company after Closing), and agrees that the Company may make a distribution at Closing to Per-Se in an amount equal to all cash on hand of the Company on the Closing Date in excess of such amount.

                  1.6 Further Assurances. Holdings and Per-Se after the Closing Date, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets or the Impact Common Stock, or to better enable Purchaser to complete, perform or discharge the obligations of the Company. Without limiting the generality of the foregoing, if any party to a Government Contract (other than the Company itself) requires an assignment or novation Contract be entered into to continue performance under the Government Contract, the Parties will cooperate to the fullest extent reasonably practicable, including executing a novation agreement on terms no less favorable to the U.S. Government as the terms are reflected in the form novation agreement set forth in 42.12 of the FAR. Each of the Parties hereto will cooperate with the other and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                  1.7      (a)      Notwithstanding the other provisions of the
Agreement to the contrary, Per-Se and Purchaser agree that, prior to the Closing Date, Per-Se shall cause Company to be converted, by means of a merger or conversion (collectively, the "Conversion") to a Delaware or Maryland limited liability company (the "LLC"), all of the membership units and other economic interests (collectively, the "Units") of which are held by Holdings. In connection therewith, the Parties agree to take the following actions prior to the Closing Date:

                           (i) Per-Se, at its expense, shall cause the Conversion to occur such that all of the Assets and Liabilities of the Company immediately after the Conversion shall be held in the LLC and only such Assets and Liabilities shall be held by the LLC immediately after the Conversion.

                           (ii) Per-Se shall cause all of the issued and outstanding Shares of the Company to be converted into and exchanged for the Units.

                           (iii) Per-Se shall cause the LLC to be taxed as a business entity which shall be disregarded as an entity separate from its owner for Tax purposes within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

                           (iv) The Parties will execute such documents, certificates and agreements reasonably necessary to carry out the Conversion.

                  (b) At the Closing, the representations and warranties set forth in Section 2 of the Agreement as they relate to the Company shall be restated as provided in Section 6.2(a), except that those representations and warranties which relate to the Company's corporate status and authority shall be given by the LLC with respect to the appropriate counterparts of its status under applicable limited liability company Laws and those representations and warranties which relate to the effect of the Stock Purchase on circumstances or documents shall be given by the LLC with respect to the LLC Conversion. In addition, covenants of Per-Se, Holdings and the Company in the Agreement shall be conformed and restated to become consistent with the Company's LLC status and the effect of an LLC Conversion rather than a Stock Purchase. Per-Se shall cause the LLC to deliver such additional certificates or documents (including opinions) as shall be reasonably requested by Purchaser to evidence the same.

                  (c) Purchaser shall prepare a schedule allocating the Purchase Price (together with all other capitalizable costs) among the Assets of Impact (the "Allocation Schedule") for Per-Se's review and approval, provided that Per-Se shall not unreasonably withhold such approval. Such allocation will comply with the requirements of Section 1060 of the Code. Purchaser and Per-Se each agrees to file IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Per-Se agrees to provide promptly to Purchaser any other information required to complete the Allocation Schedule.


                                   ARTICLE 2
             REPRESENTATIONS AND WARRANTIES OF PER-SE AND HOLDINGS

                  Per-Se and Holdings hereby jointly and severally represent and warrant to the Purchaser as follows:

                  2.1 Organization, Standing, and Power. Each of Holdings, Impact and Per-Se is a corporation validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for Company have been made available to Purchaser for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof. The stock record book of the Company, which has been made available for review, contains true, complete and accurate records of the stock ownership of the Company and the transfer of the shares of its capital stock. Section 2.1 of the Company Disclosure Memorandum lists the names of all directors and officers of the Company.

                  2.2      Authority; No Breach By Agreement.

                           (a)      Each of Holdings,  Impact and the Seller
has the corporate power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations under this Agreement and the Closing Documents. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of each of Holdings, Impact and Per-Se. This Agreement represents a legal, valid, and binding obligation of Holdings, Impact and Per-Se, enforceable against them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Upon the execution and delivery of the Closing Documents to which it is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Holdings, Impact and/or Per-Se, enforceable against such Party in accordance with their respective terms.

                           (b)      Neither the execution and delivery of this
Agreement by Holdings, Impact or Per-Se, nor the consummation by any of them of the transactions contemplated hereby, nor compliance by any of them with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of their respective Articles or Certificates of Incorporation or Bylaws, or (ii) except as disclosed in Section 2.2(b) of the Company Disclosure Memorandum or except for Consents required under Contracts, constitute or result in a Default under, or result in the creation of any Lien on any material Asset of the Company under, any material Contract or Permit, or (iii) constitute or result in a Default under any Law or Order applicable to the Company, Holdings or Per-Se or any of the Company's material Assets (including the Company becoming subject to or liable for the payment of any Tax, or any of the Assets owned by Purchaser or any Affiliate including the Company, being reassessed or revalued by any Taxing authority).

                           (c)      Other than in connection or compliance
with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than (i) Consents required from Regulatory Authorities set forth on Section 2.2(c) of the Company Disclosure Memorandum;
(ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans; (iii) filings with the Defense Security Service set forth on Section 2.2(c) of the Company Disclosure Memorandum; and (iv) filings under the HSR Act which, if applicable, will be made by the Parties prior to Closing, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Per-Se or Holdings of the transactions contemplated in this Agreement.

                  2.3      Ownership Interests; Capital Stock.

                           (a)      Per-Se is the owner of all right,  title
and interest (legal and beneficial) in and to all of the issued and outstanding shares of Common Stock of Holdings. Holdings is the owner of all right, title and interest (legal and beneficial) in and to all of the Shares, free and clear of all Liens. The authorized capital stock of Impact consists of 20,000,000 shares of Impact Common Stock, of which 100 shares are issued and outstanding as of the date of this Agreement and will be outstanding on the Closing Date. All of the issued and outstanding shares of Impact Common Stock are duly and validly issued and outstanding, are fully paid and nonassessable, and were not issued in violation of any federal or state securities Laws for which a remedy is available and for which the Company or the Purchaser bear any Liability. None of the outstanding shares of capital stock of Impact has been issued in violation of any preemptive rights of the current or past shareholders of Impact. There are no Liabilities of Holdings that relate to Liabilities of the Company such that the September 30, 1999 Company Financial Statements do not fully and accurately reflect the financial position of the Company as of such date.

                           (b)      Except as set forth in Section  2.3(a),  or
as disclosed in Section 2.3(b) of the Company Disclosure Memorandum, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding Equity Rights relating to the capital stock of Company. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract for the purchase from Per-Se or Holdings of any of the Shares, or any Contract or Equity Right for the purchase, subscription or issuance of any securities of Holdings.

                  2.4      Subsidiaries. Impact has no Subsidiaries. Section
2.4 of the Company Disclosure Memorandum reflects with respect to Impact its jurisdiction of incorporation, and each jurisdiction in which it is qualified and/or licensed to transact business. No capital stock (or other equity interest) of Impact is or may become required to be issued by reason of any Equity

Rights. There are no Contracts relating to the rights of Holdings to vote or to dispose of any shares of the capital stock (or other equity interests) of Impact.

                  2.5 Financial Statements. The Company Financial Statements are attached to Section 2.5 of the Company Disclosure Memorandum. Each of the Company Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the financial position of the Company as and at the respective dates and the results of operations and cash flows for the periods indicated, except that the interim financial statements (i) do not contain notes or reflect income Taxes and (ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount or effect. Except as disclosed in Section 2.5 of the Company Disclosure Memorandum, the Company Financial Statements do not contain any items of special or nonrecurring income or other income not earned in the ordinary course of business, individually in excess of $15,000 and in the aggregate in excess of $45,000.

                  2.6 Absence of Undisclosed Liabilities. The Company has no Liabilities which are of a nature required by GAAP to be accrued or reserved against on the Company Financial Statements except (i) Liabilities which are accrued or reserved against in the balance sheets of the Company as of December 31, 1998 and September 30, 1999, included in the Company Financial Statements or reflected in the notes thereto or (ii) Liabilities incurred or paid since September 30, 1999 in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section
2.6 of the Company Disclosure Memorandum, the Company is not directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $75,000. The Company has no long term indebtedness except as disclosed on the September 30, 1999 Company Financial Statement.

                  2.7 Absence of Certain Changes or Events. Since June 30, 1999, except as disclosed in the Company Financial Statements or as disclosed in Section 2.7 of the Company Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and
(ii) the Company has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the Company provided in Article 4.

                  2.8      Tax Matters.

                           (a)      A correct  and  complete  list of each of
the income or franchise Tax Returns for which the Company is a party for any periods from January 1, 1996 to the date hereof are attached to Section 2.8(a)(i) of the Company Disclosure Memorandum. The Company Entities' federal income Tax Returns have never been audited by the IRS. All Tax Returns required to be filed by or on behalf of any of the Company Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Closing Date, and all Tax Returns filed are complete and accurate in all material respects. All Taxes, whether or not shown on filed Tax Returns, have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Company Financial Statements or as disclosed in
Section 2.8(a)(ii) of the Company Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded refund Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Impact.

                           (b)      Impact has not executed an extension or
waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect or agreed to any extension of time with respect to a tax assessment or deficiency .

                           (c)      The  provision  for any Taxes  due or to
become due for Impact for the period or periods through and including the date of the respective Company Financial Statements that has been made and is reflected on such Company Financial Statements is sufficient to cover all such Taxes.

                           (d)      Deferred Taxes of Impact have been provided
for in accordance with GAAP.

                           (e)      Any Tax sharing  agreement  with respect to
which the Company is or has been a party shall be terminated prior to the date of this Agreement and will have no further effect or Liability to the Company for any taxable year or period prior to, including, or following the date of this Agreement. The Company shall have no Liability for Taxes of any Person (other than Impact) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as transferee or successor or by Contract or otherwise.

                           (f)      The Company is in  compliance  with,  and
its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with all amounts paid or owing to any employee, independent contractor, creditor or other third party.

                           (g)      The Company has not (i) filed any consent
or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling,
(iii) entered into a closing agreement with any Taxing authority, (iv) filed an action under Section 338(g) or 338(h) (10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), or (v) been a party to any Tax allocation or Tax Sharing agreement except as set forth in Section 2.8(g) of the Company Disclosure Memorandum. The Company is not a "United States Real Property Holding Company" within the meaning of Section 897 of the Code. The Company has disclosed in accordance with applicable Law on its federal income Tax Returns all positions therein that could give rise to an understatement of federal income Tax. Except as disclosed in Section 2.8(g) of the Company Disclosure Memorandum, the Company has not made any payments, is not obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                           (h)      The  Company  does not have,  and has not
had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  2.9      Assets.

                           (a)      Except as disclosed in Section  2.9(a) of
the Company Disclosure Memorandum or as disclosed or reserved against in the Company Financial Statements, Impact has good title, free and clear of all Liens, to all of its material Assets. All material tangible properties used in the businesses of the Company are in reasonable condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Company's past practices.

                           (b)      Except  for  the  nonrecoverable  travel
expenses of approximately $86,608, all earnings of the Company in excess of billings as set forth on the most recent balance sheet included in the Company Financial Statements delivered prior to the date of this Agreement or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 120 days after billing at the full recorded amount thereof less the recorded allowance for collection losses.

                           (c)      The  accounts  receivable  of the  Company
as set forth on the most recent balance sheet included in the Company Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 120 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Company Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP and are adequate in light of the Company's historical methods and practices is establishing such allowances.

                           (d)      All Assets  which are  material to the
Business or held under leases or subleases by the Company, are held under valid Contracts that are enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                           (e)      Section  2.9(e)  of the  Company
Disclosure Memorandum contains a complete and accurate list of all insurance policies held or owned by Per-Se, Holdings or the Company relating to the Business and now in force and such Section of the Company Disclosure Memorandum indicates the name of the insurer, the type and number of each policy.

                           (f)      The Assets of the  Company  include  all
Assets used by the Company to operate the business of the Company as presently conducted, except for Assets related to administrative or corporate services provided by Per-Se to the Company, certain of which services are the subject of the Transition Services Agreement. The Company owns no real property.

                           (g)      A list of the names and  addresses of each
bank, together with the name and number of each account, in which the Company has an account or safe-deposit box, the names of all persons entitled to draw thereon or to have access thereto, and the names of any persons holding powers of attorney with respect to the Company, are set forth in Section 2.9(f) of the Company Disclosure Memorandum.

                  2.10 Intellectual Property. Section 2.10(a) of the Company Disclosure Memorandum contains a true and correct list of all material registered patents, copyrights and trademarks Intellectual Property owned or used by the Company relating to or used in connection with the Business, containing a brief description of each item of Intellectual Property and the nature of the Company's interest therein. The Assets of the Company include (or will by Closing include), all patents, designs, art work, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks, copyrights, manufacturing processes, and confidential or proprietary information used and necessary for the conduct of the Company's business as presently conducted, including all rights Per-Se or Holdings possess to use the name "Impact Innovations", and Per-Se, Holdings and the Company have no Knowledge of any adverse claims. No claim is pending or, to the Knowledge of the Company and Per-Se, threatened, and, except as set forth on
Section 2.10(b) of the Company Disclosure Memorandum, the Company has not received notice that the conduct of the Business (including without limitation, the Company's use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party. No use by the Company of any material Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is pending, or to the Knowledge of the Company, threatened, which alleges that any material Intellectual Property owned or licensed by the Company for use in the Business is invalid or unenforceable by the Company. With respect to the Business, the Company does not manufacture products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed from third parties. No royalties or fees are currently payable by the Company to anyone for use of the Intellectual Property. True, correct, and complete copies of all Contracts pursuant to which the Company has any license or right to use any material Intellectual Property are attached to Section 2.10(c) of the Company Disclosure Memorandum. All such Contracts are in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such Contracts that would give the non-defaulting party a right to terminate such agreement or a right to receive any material payment pursuant to such agreement. With respect to the Business, the Company has not received any notice that its business operations or any Asset employed by the Company, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party. The Company owns, or will own by Closing, the exclusive and entire right, title and interest to the name "Impact Innovations" and all variations or derivations thereof.

                  2.11     Environmental Matters.

                           (a)      To the  Knowledge  of the  Company  and
Per-Se, the Company, and its Operating Properties are, and have been, in compliance with all material Environmental Laws.

                           (b)      To the  Knowledge  of the  Company  and
Per-Se, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which the Company or any of its Operating Properties (or the Company in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant
(i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by the Company or any of its Operating Properties.

                           (c)      During the period of (i) the Company's
ownership or operation of any of its current properties, or (ii) the Company's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) the Company's ownership or operation of any of its current properties, or (ii) the Company's holding of a security interest in an Operating Property, to the Knowledge of the Company and the Per-Se, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, or any Operating Property.

                  2.12 Compliance with Laws. The Company is in material compliance with all Laws applicable to it, its business and the ownership and present uses of its Assets. The Company has in effect all material Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit which has not been cured. Except as disclosed in Section 2.12 of the Company Disclosure Memorandum, the Company is not:

                           (a)      in  Default  under  any  of  the
provisions of its Articles or Certificate of Incorporation or Bylaws (or other governing instruments);

                           (b)      in  Default  under any Laws,  Orders,  or
Permits applicable to its business or employees conducting its business; or

                           (c)      since  January 1, 1994, in receipt of any
notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that the Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring the Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Purchaser.

                  2.13     Labor Relations.

                           (a)      Except as disclosed on Section  2.13(a) of
the Company Disclosure Memorandum, the Company is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is the Company a party to any collective bargaining agreement, nor is there any strike or other labor dispute involving the Company, pending or threatened, or to the Knowledge of the Company, Holdings and Per-Se, is there any activity involving any of the Company 's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                           (b)      The Company,  within the last three (3)
years, has not experienced any organized slowdown, work interruption, strike, or work stoppage by employees of the Company. The Company, within the last three (3) years, has not had a plant closing or mass layoff, as those terms are defined in the Worker Adjustment Retraining and Notification Act ("WARN"), or similar event requiring notification or payment of severance pay under any state, local or foreign Law and has not violated WARN or any similar state, local or foreign Law. Neither the Company, nor any of its officers, directors, or employees has been charged or, to the Company's or Per-Se's or Holdings' Knowledge, threatened with the charge of any unfair labor practice, with respect to the Business within the last two (2) years. The Company is in material compliance with all applicable federal, state, local and foreign Laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of the Company's employees, including applicable wage and hour Laws, plant closing or layoff notification Laws, wage payment Laws, fair employment Laws, safety Laws, worker compensation statutes, unemployment Laws, and social security Laws. There are no pending or, to the Company's or Per-Se's or Holdings' Knowledge, threatened in writing, material claims, investigations, audits, inspections, compliance reviews, charges, citations, hearings, consent decrees, conciliation agreements, Orders, or Litigation concerning: wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status, or attribute under any federal, state, local or foreign equal employment Law prohibiting discrimination; affirmative action obligations; representation petitions or unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship (collectively, "Labor Claims"). The Company is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due or accrued on the Closing Balance Sheet) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing. There is no outstanding agreement or arrangement with respect to severance payments with respect to any employee of the Company. All Contracts with independent contractors validly establish an independent contractor relationship and such independent contractors are not employees of the Company, and are not treated as such.

                           (c)      Except as disclosed on Section 2.13(c) of
the Company Disclosure Memorandum, none of which disclosures individually or in the aggregate constitute a Company Material Adverse Effect, the Company is in material compliance with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all regulations thereunder ("Immigration Laws"). The Company has not been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the Knowledge of the Company, Per-Se or Seller, threatened. With respect to each employee of the Company for whom compliance with the Immigration Laws by an employer is required, the Company has made available, or shall make available prior to the Closing Date, such employees' Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the Company pursuant to the Immigration Laws.

                  2.14     Employee Benefit Plans.

                           (a)      The Company has disclosed in Section 2.14(a)
of the Company Disclosure Memorandum, and has delivered or made available to Purchaser prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans") and such related documents and information as the Purchaser may reasonably request. Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." Each Company ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Company Pension Plan."

                           (b)      Except as disclosed in Section  2.14(b) of
the Company Disclosure Memorandum, all Company Benefit Plans are in material compliance with the terms thereof and all applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Company, Seller and Per-Se are not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of the Company, Holdings and Per-Se, the Company has not engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither the Company nor any ERISA Affiliate of the Company nor any employee or agent thereof, has made any oral or written representation to any participant in or beneficiary of a Company Benefit Plan, or to any other individual or entity that is contrary to the terms of any Company Benefit Plan.

                           (c)      Neither the Company  nor any entity  which
is considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code of Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") maintains or contributes or has maintained or contributed to a Company Pension Plan that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

                           (d)      Except as disclosed in Section 2.14(d) of
the Company Disclosure Memorandum, to the Knowledge of the Company and Per-Se, the Company has no Liability for retiree health and life benefits under any of the Company Benefit Plans and there are no restrictions on the rights of the Company to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

                           (e)      Except as  disclosed  in  Section  2.14(e)
of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company from the Company under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit. The Company does not, and will not, upon consummation of the Stock Purchase have any Liability to anyone for rights and obligations of any entity under any bonus plan and the Impact Innovations Key Employee Incentive Plan or under any stock option agreement issued thereunder.

                           (f)      To the  Knowledge of the Company and Per-Se,
the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and their respective beneficiaries, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

                           (g)      To the extent a Company  Benefit  Plan has
excluded any individual from coverage, such exclusion is (i) consistent with the written terms of the Company Benefit Plan, (ii) enforceable under the terms of such Plan, (iii) consistent with the terms of any agreement with such individual (whether written or oral); and (iv) enforceable under applicable Law.

                           (h)      After the Closing Date,  neither  Purchaser
nor the Company shall have any liability or obligation with respect to any Company Benefit Plan or any other employee benefit, plan, program, arrangement or policy that covers employees of the Company, other than those disclosed in
Section 2.14(h) of the Company Disclosure Memorandum. Regardless of whether it is disclosed in Section 2.14 (h) of the Company Disclosure Memorandum, neither Purchaser nor Company shall have any liability or obligation with respect to the Minimum Premium Agreement with Great-West Life & Annuity Insurance Company that provides benefits pursuant to a plan that covers employees of the Company. With respect to any Company Benefit Plan under which the Company is not the sole named insured, neither Purchaser nor the Company shall have any liability or obligation as to payment of premiums, benefits or other charges that accrue or are attributable to coverage or claims incurred after the Closing Date, other than those that are reflected on the Closing Balance Sheet.

                  2.15     Material Contracts. Except as disclosed in Section
2.15 of the Company Disclosure Memorandum or otherwise reflected in the Company Financial Statements, the Company is not a party to (i) any employment, severance, termination, consulting, independent contractor, change in control, restrictive covenant, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than Contracts evidencing trade payables, Contracts relating to borrowings or guarantees made in the ordinary course of business and guarantees to be released prior to Closing), (iii) any Contract which prohibits or restricts the Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among the Company and any Affiliate of the Company, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses) providing for aggregate payments in excess of $25,000, (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by the Company providing for aggregate payments in excess of $50,000, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts involving payments under any individual Contract not in excess of $50,000),
(viii) any

Contract for the lease or possession of real property, (ix) any settlement agreement, consent decree, conciliation agreement or other Contract relating to the resolution of any Litigation, potential Litigation, Order, investigation, compliance review, inspection or audit for which obligations remain outstanding,
(x) any Contract that provides indemnity or warranty rights to any Person
(other than third party application software, purchase orders and other Contracts in the ordinary course of business), (xi) any Contract for the management of the Company by a third party, (xii) any Contract for the lease of machinery, vehicles, equipment and other tangible Property used or employed by the Company, except those that are terminable by the Company without penalty on 60 or fewer days notice or that provide for annual rental payments of less than $12,000, (xiii) any fixed price Contract for services, and (xiv) any Contract not otherwise described in (i) through (xiii) above involving payments in excess of $50,000 (together with all Contracts referred to in Sections 2.10 and 2.14(a), the "Company Contracts"). A correct and complete copy of all Company Contracts have been provided to, or made available to, Purchaser. With respect to each Company Contract and except as disclosed in Section 2.15(b) of the Company Disclosure Memorandum: (i) the Contract is in full force and effect;
(ii) the Company is not in material Default thereunder, nor will the transactions contemplated hereunder cause a Default; (iii) the Company has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company and Per-Se, in Default in any respect, or has repudiated or waived any material provision thereunder. There is no outstanding indebtedness of the Company for money borrowed and the Company at Closing will not be liable for any indebtedness of any Affiliate of the Company.

                  2.16 Legal Proceedings. Except as disclosed on Section 2.16(a) of the Company Disclosure Memorandum, there is no (i) Litigation instituted or pending, or, to the Knowledge of the Company and Per-Se, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) or (ii) settlement entered into within the past two years from the date hereof involving payment by the Company or any director, agent, employee or employee benefit plan of the Company against the Company, or against any director, agent, employee or employee benefit plan of the Company that, in each case is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against the Company that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Section 2.16(b) of the Company Disclosure Memorandum contains a summary of all Litigation and Orders as of the date of this Agreement to which the Company is a party.

                  2.17 Reports. Since January 1, 1994, or the date of organization if later, the Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  2.18 Brokerage. Except as set forth in Section 9.3, the Company has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby. Any such broker's fee shall be paid by Holdings or Per-Se at Closing.

                  2.19 Year 2000. The Company's software (except for software licensed or leased from third parties by the Company) included among the Assets of the Company has and will have the ability to: (a) accept input and provide output of data involving dates or portions of dates correctly and without ambiguity as to the twentieth or twenty-first centuries; (b) manage, store, manipulate, sort, sequence, and perform calculations (collectively "Process") with respect to data involving dates or portions of dates, before, during, and after January 1, 2000 (including single century or multi-century date formulas) without malfunctions, abends or aborts; and (c) correctly Process leap years including the year 2000. To the Knowledge of Per-Se and Holdings, any inability of the Company's software licensed or leased from third parties by the Company or hardware to Process data as described above shall not cause a Company Material Adverse Effect.

                  2.20 Customers. Section 2.20 of the Company Disclosure Memorandum sets forth a list of the 10 largest customers of the Company (determined by gross revenue) from whom payments were received for the calendar year ended December 31, 1998, together with a list of the 10 largest customers of the Company (determined by gross revenue) from whom payments were received for the nine month period ended September 30, 1999 (the "Material Customers").

                  2.21     Federal Government Contracts.

                           (a)      With respect to each and every Government
Contract or Bid to which the Company is a party and for which final payment has not been made by the Closing Date, and except as set forth in Section 2.21(a) of the Company Disclosure Memorandum: (i) the Company has fully complied with all material terms and conditions of such Government Contract or Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein; (ii) the Company has fully complied with all requirements of statute, rule, regulation, order or agreement pertaining to such Government Contract or Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and the Company has fully complied with all such representations and certification; (iv) neither the U.S. Government nor any prime contractor, subcontractor or other person has notified the Company, either orally or in writing, that the Company has breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement;
(v) no termination for convenience, termination for default, cure notice or show cause notice has been issued and remains uncorrected; (vi) no material cost incurred or invoice rendered by the Company has been questioned or disallowed; and (vii) no material money due to the Company has been (or has attempted to be) withheld or set off.

                           (b)      Except as set forth in Section  2.21(b) of
the Company Disclosure Memorandum: (i) neither the Company, any of the Company's Affiliates nor any of the Company's directors, officers, employees, agents or consultants is (or to Per-Se's or the Company's Knowledge for the last five years has been) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or Bid; (ii) during the last five years neither Company nor any of the Company's Affiliates has made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or Bid that in any case has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in (i) - (ii) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

                           (c)      Except as set forth in Section 2.21(c) of
the Company Disclosure Memorandum, there exist (i) no financing arrangements with respect to performance of any current Government Contract; (ii) no outstanding material claims against the Company, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Bid; or (iii) no facts to which the Company has Knowledge which would reasonably be likely to result in a claim in the future; (iv) no disputes between the Company and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid; and (v) no facts to which the Company has Knowledge which would reasonably be likely to result in a dispute in the future. Except as set forth in Section 2.21(c) of the Company Disclosure Memorandum, the Company has no interest (other than those expressly arising under a Government Contract related to the Company's right to be paid for services rendered) in any pending claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

                           (d)      Except as set forth in Section  2.21(d)(i)
the Company Disclosure Memorandum, and except for circumstances specified in the organizational conflict of interest provisions in the Contracts disclosed in Section 2.21(d)(ii) of the Company Disclosure Memorandum, neither the Company, any of the Company's Affiliates nor any of the Company's directors, officers or employees is (or to Per-Se's or the Company's Knowledge for the last five years has been) suspended, proposed for debarment or debarred from doing business with the U.S. Government or has been declared nonresponsible or ineligible for U.S. Government contracting or subcontracting. Per-Se, Holdings and the Company know of no circumstances that could warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or such ineligibility on the part of the Company.

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to Holdings and Per-Se as follows:

                  3.1 Organization, Standing, and Power. Purchaser is a corporation validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Purchaser is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

                  3.2      Authority; No Breach By Agreement.

                           (a)      Purchaser  has the  corporate  power and
authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations under this Agreement and the Closing Documents. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement represents a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Upon the execution and delivery of the Closing Documents to which it is a party, such Closing Documents will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

                           (b)      Neither  the  execution  and  delivery  of
this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Purchaser's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 3.2 of the Purchaser Disclosure Memorandum constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Purchaser under, any Contract or Permit, or, (iii) subject to receipt of the requisite Consents referred to in Section 6.2(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Purchaser or any of its material Assets.

                           (c)      Other than in connection or compliance
with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than: (i) Consents required from Regulatory Authorities; (ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans; and (iii) filings under the HSR Act; no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Purchaser of the transactions contemplated in this Agreement.

                  3.3 Compliance with Laws. Purchaser has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted. Except as disclosed in Section 3.3 of the Purchaser Disclosure Memorandum, Purchaser is not:

                           (a)      in  Default  under  any  of  the
provisions of its Articles or Certificate of Incorporation or Bylaws (or other governing instruments);

                           (b)      in  Default  under any Laws,  Orders,  or
Permits applicable to its business or employees conducting its business; or

                           (c)      since  January 1, 1994, in receipt of any
notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Purchaser is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Purchaser to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

                  3.4 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Purchaser, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Purchaser, or against any director, employee or employee benefit plan of Purchaser, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Purchaser.

                  3.5 Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended. The Purchaser confirms that Per-Se, Holdings and the Company have made available to the Purchaser and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as the Purchaser has requested.


                                   ARTICLE 4
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                  4.1 Affirmative Covenants With Respect to Company. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained, and except as otherwise expressly contemplated herein, Per-Se and Holdings shall cause Company to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and
(c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(a) or 6.2(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

                  4.2 Negative Covenants With Respect to Company. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained, and except as otherwise expressly contemplated herein, Per-Se shall not, and neither Per-Se nor Holdings shall permit the Company to do or agree or commit to do any of the following with respect to the Company:

                           (a)      amend the  Articles  of  Incorporation,
Bylaws or other governing instruments of Impact; or

                           (b)      incur any debt  obligation or obligation
for borrowed money, or impose, or suffer the imposition, on any Asset of the Company of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum which will be released at Closing); or

                           (c)      repurchase,  redeem,  or otherwise  acquire
or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Impact, or, except as contemplated by this Agreement, declare or pay any dividend or make any other distribution in respect of Company's capital stock; or

                           (d)      except for this Agreement,  issue,  sell,
pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Impact Common Stock or any other capital stock of the Company or other Equity Right; or

                           (e)      adjust,  split,  combine or reclassify  any
capital stock of the Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Impact Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of the Company, or (y) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                           (f)      except  for  purchases  of  U.S.  Treasury
securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                           (g)      grant any increase in  compensation  or
benefits to the employees or officers of the Company, except in accordance with past practice disclosed in Section 4.2(g) of the Company Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or guidelines or written Contracts in effect on the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Memorandum; and enter into or amend any severance agreements with officers of the Company; grant any material increase in fees or other increases in compensation or other benefits to directors of the Company except in accordance with past practice disclosed in Section 4.2(g) of the Company Disclosure Memorandum; or

                           (h)      enter into or amend any  employment
Contract between the Company and any Person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by Law) that the Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date; or

                           (i)      adopt any new employee  benefit  plan of
the Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of the Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                           (j)      make any significant  change in any Tax
or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                           (k)      commence any  Litigation  other than in
accordance with past practice, settle any Litigation involving any Liability of the Company for material money damages or restrictions upon the operations of the Company; or

                           (l)      except in the ordinary course of business,
enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

                           (m)      make any  capital  expenditure  involving
in excess of $100,000 in the case of a single expenditure or $250,000 in the case of all capital expenditures.

                  4.3 Covenants of Purchaser. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Holdings or Per-Se shall have been obtained, and except as otherwise expressly contemplated herein, the Purchaser covenants and agrees that it shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 6.1(a) or 6.2(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Purchaser from discontinuing or disposing of any of its Assets or business if such action is, in the judgement of Purchaser, desirable in the conduct of the business of Purchaser and its Subsidiaries.

                  4.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                  4.5 Reports. Each Party shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Closing Date and shall deliver to the other Party copies of all such reports promptly after the same are filed. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                  4.6 Related Party Transactions. Per-Se, Impact and Holdings have caused the $342,000 account receivable to be reflected on the books of the Company and all indebtedness and other Liabilities owed to the Company by any Affiliate of the Company or Per-Se or Holdings, and E-Business Solutions.Com, Inc. to be paid in full on or prior to the Closing Date, and caused all indebtedness and other Liabilities owed by the Company to any Affiliate of the Company or to E-Business Solutions.Com, Inc. to be discharged and released in full on or prior to the Closing Date.

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

                  5.1 Applications; Antitrust Notification. The Purchaser shall promptly prepare and file, and Per-Se and Holdings shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

                  5.2 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article

6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                  5.3      Investigation and Confidentiality.

                           (a)      Prior to the Closing  Date,  the  Company
shall keep the Purchaser advised of all material developments relevant to its business and to consummation of the Stock Purchase and shall permit Purchaser to make or cause to be made such investigation of the business and properties of Company and of their respective financial and legal conditions as Purchaser reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                           (b)      The  Purchaser  shall,  and shall cause its
advisers and agents to, maintain the confidentiality of all confidential information furnished to it by Company concerning Company and its businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, Purchaser shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from Company.

                           (c)      Per-Se and its  Affiliates  shall use their
reasonable efforts to exercise their rights under confidentiality agreements entered into with Persons which were considering a transaction with respect to Company to preserve the confidentiality of the information relating to the Company provided to such Persons and their Affiliates and Representatives.

                           (d)      Each Party  agrees to give the other Party
notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable; provided, however, that the failure to give such notice shall not give rise to any Liability against the Party or otherwise affect the representations, warranties, covenants or agreements of the Parties set forth herein (or the rights and remedies of the Party in the event of a breach thereof) or any of the other terms and conditions of this Agreement.

                  5.4 Press Releases. Prior to the Closing Date, Per-Se and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 5.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                  5.5 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no Company Entity nor any shareholder nor any Affiliate thereof nor any Representatives thereof retained by Per-Se or Company shall directly or indirectly solicit any Acquisition Proposal by any Person. No Company Entity, any shareholder or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Per-Se, Holdings or the Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel.

                  5.6      Tax Matters.

                           (a)      Cooperation and Exchange of Information.
Per-Se and the Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities, but in no event shall Per-Se or the Purchaser be required to disclose to the other any information relating to the operations of either, as the case may be, other than information relating to a Liability for Taxes of the Company. Per-Se and the Purchaser shall make their respective employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Per-Se and Holdings will take no position on such Tax Returns that relate to the Company that would adversely affect the Company after the Closing Date, unless such position would be reasonable and consistent with past practice as if Per-Se or Holdings had owned the Company both before and after the Closing Date. Per-Se and the Purchaser will retain all Tax Returns, schedules and work papers and all material books and records or other documents relating to Tax matters of the Company for its taxable period ending on or before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions (but taking into account any extended statute of limitations applicable to a year in which a net operating loss is reported) except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Any information obtained under this
Section 5.6(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding. Notwithstanding anything in this Section 5.6(a) to the contrary, no party shall be required to divulge any information to the other party that would operate as a waiver of the attorney-client privilege. Purchasers and the Seller shall use reasonable efforts not to destroy or allow the destruction of any such books and records and workpapers without first providing 60 days written notice of intention to destroy to the other party(ies), and allowing such other party(ies) to take possession of such records.

                           (b)      Tax  Indemnification.  Notwithstanding  any
provision of this Agreement to the contrary, Per-Se and Holdings shall be jointly and severally liable, and shall pay, indemnify, and hold harmless (including any Tax owed by the Purchaser as a result of this indemnification payment) the Purchaser and the Company for (i) all Liability for Taxes of the Company (including Taxes owed by Purchaser as a result of such indemnification payment), for all periods or portions thereof ending on or prior to the Closing Date; (ii) all Liability for Taxes of any affiliated, consolidated, unitary or combined group or any member thereof, which affiliated, consolidated, unitary or combined group includes or has included the Company for any period or portion thereof ending on or prior to the Closing Date; and (iii) all Liability for Taxes of the Company for all taxable periods beginning before the Closing Date and ending after such date but only with respect to the portion of such period ending on the Closing Date. Any Taxes under (iii) for a period commencing prior to but ending after the Closing Date will be apportioned, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of the actual activities, taxable income or taxable loss of the Company during the periods before and after the Closing Date, based upon a closing of the books and determined as if such period ended with respect to Per-Se on the Closing Date and commenced with respect to the Purchaser on the date after the Closing Date. The Purchaser agrees to indemnify Per-Se for any additional Tax owed by Per-Se (including Tax owed by Per-Se due to this indemnification payment) resulting from any transaction initiated by Purchaser and not in the ordinary course of business occurring on the date of this Agreement. The Purchaser and Per-Se agree to report all transactions initiated by the Purchaser and not in the ordinary course of business occurring on the date of this Agreement on the Purchaser's federal income Tax Return to the extent permitted by Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations promulgated pursuant to the Code. Any refund of Taxes received, or reduction of Taxes realized by Per-Se, or any Affiliate of Per-Se, that is directly attributable to Taxes paid or losses or credits generated by the Company with respect to any period or portion thereof ending after the Closing Date is to be paid to Purchaser within thirty (30) days after the receipt or credit thereof. Per-Se and Holdings shall comply with Purchaser's requests in obtaining such refunds, including, but not limited to, the filing of amended returns and claims for refund. Any refund of Taxes received by the Purchaser, or any Affiliate of Purchaser, that is directly attributable to Taxes paid by the Company with respect to any period or portion thereof ending on or before the Closing Date is to be paid to Per-Se within thirty (30) days after the receipt or credit thereof. The Purchaser shall comply with Per-Se's requests in obtaining such refunds, including, but not limited to, the filing of amended returns and claims for refund.

                  5.7 Government Contract Audits. Purchaser shall give notice to Per-Se of any notice Purchaser or the Company receives of any scheduled audits requested by the Defense Contract Audit Agency related to services provided prior to Closing under existing Government Contracts. Per-Se shall have the right to observe the audit process and review the results. Purchaser agrees to cause the Company to act reasonably and in good faith to mitigate the adverse consequences to any Party resulting from such an audit.

                  5.8      Employee Benefits and Contracts.

                           (a)      Following the Closing Date,  the Purchaser
shall provide generally to officers and employees of the Company employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Purchaser Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Purchaser to its similarly situated officers and employees. For purposes of participation, to the extent permitted under Purchaser's employee benefit plans, vesting and (except in the case of Purchaser retirement plans) benefit accrual under Purchaser's employee benefit plans, the service of the employees of the Company prior to the Closing Date shall be treated as service with Purchaser for purposes of participating in such employee benefit plans. Purchaser agrees that expenses incurred by employees of the Company with respect to Company health plans for the current year shall be credited for purposes of satisfying health plans for the current year. Per-Se shall cause Per-Se or Holdings to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 5.8(a) of the Company Disclosure Memorandum to Purchaser between Holdings or Per-Se and any current or former director, officer, or employee thereof. Until such Plans are amended by the Company, Purchaser shall cause the Company to honor all provisions for benefits or other amounts earned or accrued through the Closing Date under the Company Benefit Plans retained by the Company in accordance with the terms of such Company Benefit Plans. Any retention agreements or change in control agreements shall be fulfilled or paid out by Holdings or Per-Se at Closing if the Stock Purchase triggers any event under any such agreement.

                           (b)      Seller or  Holdings  shall make  401(k)
distributions to the Company's employees pursuant to Section
1.401(k)-1(d)(1)(v) of the Code.

                  5.9 Insurance. To the extent the Company suffers a Loss the circumstances for which are covered by insurance retained by Per-Se, Per-Se agrees to make a claim and seek insurance proceeds for the benefit of the Company. All such insurance proceeds (regardless of whether Purchaser has indemnification rights related to the Loss) actually received by Per-Se shall be promptly remitted to the Company less any applicable deductible and less actual costs incurred out-of-pocket by Per-Se to obtain the proceeds.

                  5.10 Bonus Payment. Purchaser shall cause the Company to pay Company employees amounts due under the Target Performance Bonus Program in accordance with the terms of such Bonus Program. If, on the date the bonuses are due to the Company employees, the amount payable under the Bonus Program on which the Bonus Accrual was calculated is determined to be greater than the amount actually paid pursuant to the terms of the Bonus Program, and if such determination has not been reflected in the adjustments to the Purchase Price as set forth in Sections 1.3 or 1.4 hereof, Purchaser shall cause the excess to be paid to Per-Se or Holdings within five (5) days of such determination.

                  5.11 Holdings Options. Per-Se or Holdings will cash out within 45 days of Closing all outstanding stock options granted pursuant to the Impact Innovations Key Employee Incentive Plan (the "Holdings Stock Plan") and Per-Se will use its best efforts to cause the options holders to release the Parties and acknowledge the cancellation or termination of the stock option agreements related thereto.

                  5.12 Supplemental Disclosure. The Parties shall have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Company Disclosure Memorandum or the Purchaser Disclosure Memorandum as applicable, with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the applicable Disclosure Memorandum; provided, however, that for the purpose of the rights and obligations of the Parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Purchaser. Purchaser's remedy for supplemental disclosures to which it does not agree to in writing shall be to terminate the Agreement pursuant to Section 8.1(c) hereof.

                                   ARTICLE 6
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                  6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.6:

                           (a)      Regulatory  Approvals.   All  Consents  of,
filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Stock Purchase shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been terminated. No Consent obtained from any

Regulatory Authority which is necessary to consummate the transactions contemplated hereby, shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Purchaser and Holdings would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                           (b)      Legal  Proceedings.  No court or
governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                  6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Purchaser pursuant to Section 9.6(a):

                           (a)      Representations  and Warranties.  For
purposes of this Section 6.2(a), the accuracy of the representations and warranties of Per-Se and Holdings set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Per-Se and Holdings set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Company Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                           (b)      Performance  of  Agreements  and  Covenants.
Each and all of the agreements and covenants of Per-Se, Holdings and the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with.

                           (c)      Consents  and  Approvals.  Each  Party
shall have obtained any and all Consents reasonably deemed by Purchaser to be required for consummation of the Stock Purchase or to continue the benefits to Company under such Contracts, or for the preventing of any Default under any Company Contract or Permit of such Party, including Consents for the Company Contracts or Permits listed in Section 6.2(c) of the Company Disclosure Memorandum. No such Consent so obtained which is necessary to consummate the transactions contemplated hereby, shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Purchaser and Holdings would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                           (d)      Certificates.  Per-Se shall have delivered
to the Purchaser (i) a certificate, dated as of the Closing Date, and signed on its behalf by duly authorized officers, to the effect that the conditions set forth in Section 6.1 as relates to Per-Se and in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied, all in such reasonable detail as the Purchaser and its counsel shall request and (ii) certified copies of Articles or Certificate(s) of Incorporation or other formation documents of Holdings and Impact, certified bylaws of Holdings and Impact and resolutions duly adopted by Per-Se and Holdings' Board of Directors and, if applicable, shareholders, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Purchaser shall request.

                           (e)      Opinion of  Counsel.  Purchaser  shall  have
received from Randolph L.M. Hutto, General Counsel for Seller, an opinion dated the Closing Date, in form reasonably satisfactory to Purchaser.

                           (f)      Net Working  Capital.  The Net Working
Capital as of the Closing shall not be less than $8,000,000. Cash at Closing shall not be less than the Cash Amount.

                           (g)      Satisfactory  Instruments.  All  instruments
of conveyance and transfer required on the Company's or Per-Se's part to effectuate and consummate the transactions contemplated hereby will be delivered to Purchaser and will be in form and substance reasonably satisfactory to Purchaser and its counsel. Purchaser shall have received evidence satisfactory to it that all Liens against the Assets of the Company have been released or terminated prior to or at Closing. The officers and directors of the Company shall have resigned as of the Closing Date, effective upon consummation of the Stock Purchase.

                           (h)      Litigation.  No Order of any court or
administrative agency will be in effect which enjoins or prohibits the transactions contemplated hereby or which would materially adversely affect the Company or the business of the Company, and there will not have been threatened, nor will there be pending, any action or proceeding by or before any Regulatory Authority (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) which, if resolved against the Company on its terms, would reasonably be expected to have a Company Material Adverse Effect on the future conduct of the business of the Company, taking into account the magnitude and likelihood of exposure.

                           (i)      No Material  Adverse  Effect;  Condition
of Assets. As of Closing, there will not have occurred any Company Material Adverse Effect, or any condition or event which is reasonably likely to result in a Company Material Adverse Effect.

                           (j)      Escrow Agreement,  Non-Compete Agreement;
Transition Services Agreement. Per-Se and Holdings shall have entered into, executed and delivered the Escrow Agreement, the Non-Compete Agreement and the Transition Services Agreement.

                           (k)      Indenture  Release.  State Street Bank and
Trust Company shall have entered into the Release Letter substantially in the form of Exhibit A.

                           (l)      RSSI  Plan.   Per-Se  shall  have  caused
the sponsorship of the Rapid Systems Solutions, Inc. 401(k) Savings and Profit Sharing Plan to be transferred to either Per-Se or Holdings prior to the Closing Date.

                           (m)      Assignment  Documents.  Holdings shall have
assigned all confidentiality agreements and other agreements with employees of the Company to the Company. Holdings and Per-Se shall have assigned all Contracts of the Company which are currently in the names of Holdings, Per-Se, or any former Affiliate of Per-Se to the Company.

                           (n)      Cost  Submission  Reports.  The Company
shall have submitted all submission reports required under all Government Contracts for the years 1996, 1997 and 1998 no later than the Closing Date.

                  6.3 Conditions to Obligations of the Seller. The obligations of Per-Se and Holdings to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Per-Se pursuant to Section 9.6(b):

                           (a)      Representations  and Warranties.  For
purposes of this Section 6.3(a), the accuracy of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of the Purchaser set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Purchaser Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                           (b)      Performance  of  Agreements  and  Covenants.
Each and all of the agreements and covenants of the Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with.

                           (c)      Certificates.  The  Purchaser  shall have
delivered to Per-Se (i) a certificate, dated as of the Closing Date and signed on its behalf by duly authorized officers, to the effect that the conditions set forth in Section 6.1 as relates to the Purchaser and in Section 6.3(a) and 6.3(b) have been satisfied, all in such reasonable detail as the Seller and its counsel shall request, and (ii) certified copies of resolutions duly adopted by the Purchaser's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Seller and its counsel shall request.

                                   ARTICLE 7
                                INDEMNIFICATION

                  7.1 Indemnification of Purchaser. Subject to the terms and conditions in this Article 7, Per-Se and Holdings shall jointly and severally indemnify, defend and hold harmless the Purchaser, and its officers, directors, shareholders, controlling persons, Affiliates and Representatives, from and against any Losses (but excluding consequential and incidental damages of Purchaser), suffered or incurred by the Purchaser, as and when incurred, by reason of, or arising out of, (i) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of Per-Se, Holdings or the Company contained in this Agreement (except for a misrepresentation or breach of warranty found in Section 2.21) or in any document executed and delivered in connection with this Agreement, and for purposes of this Section
7.1 any qualification of such representations and warranties by reference to the materiality of matters having or not having a "Material Adverse Effect," and any limitation of such representations and warranties as being "to the Knowledge of" or "Known to" or words of similar effect, shall be disregarded in determining any inaccuracy, untruth, incompleteness or each thereof; (ii) the breach or nonfulfillment of any covenant or agreement of the Seller contained in this Agreement or in the Closing Documents; (iii) the sale of E-Business Solutions.com, Inc. by Holdings to Complete Business Solutions, Inc. and the Rose Budd Lawsuit (iv) the Retention Agreements for Company employees that Purchaser has notified Per-Se it will not employ post-Closing, Liabilities arising prior to the Closing for benefits or other charges under the Minimum Premium Agreement with Great-West Life & Annuity Insurance, any stock option plan or grants of the Company or any Affiliate of Holdings or Per-Se, including the Holdings Stock Plan (and any stock options issued thereunder), or any operational defects in the frozen Rapid Systems Solutions, Inc. 401(k) Plan,
(v) any misrepresentation or breach of warranty of Per-Se or Holdings contained in Section 2.21 of this Agreement, or Losses arising from any audit performed post-Closing in respect of the performance of any Government Contract occurring prior to the Closing Date.

                  7.2 Indemnification of Seller. Subject to the terms and conditions in this Article 7, the Purchaser shall indemnify, defend and hold harmless Per-Se, and its respective officers, directors, shareholders, controlling persons, Affiliates and Representatives, from and against any Losses (but excluding consequential and incidental damages of Per-Se) suffered or incurred by Per-Se, as and when incurred, by reason of, or arising out of,
(i) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Purchaser contained in this Agreement or in any document executed and delivered in connection with this Agreement, and (ii) the breach or nonfulfillment of any covenant or agreement of the Purchaser contained in this Agreement or in the Closing Documents.

                  7.3 Notice and Opportunity to Defend. The party indemnified hereunder (the "Indemnified Party") shall notify in writing the indemnifying party (the "Indemnifying Party") within thirty (30) days after a third party claim is presented to the Indemnified Party and the Indemnifying Party shall defend such claim at its expense and may select the attorneys for such defense, who shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not defend such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense. Neither the Indemnified Party nor the Indemnifying Party may settle or compromise such claim without the other party's consent, which shall not be unreasonably withheld. If the Indemnified Party fails to notify the Indemnifying Party of a third party claim as provided in this Section 7.3, and if the Indemnifying Party is thereby prejudiced by such failure of notice in its defense of the claim, the Indemnifying Party's obligation of indemnity hereunder shall be extinguished with respect to such claim to the extent that the Indemnifying Party has been prejudiced by the failure to give such notice. The Indemnified Party and Indemnifying Party agree to cooperate in good faith in the defense and/or settlement of any such claim.

                  7.4      Limitations.

                           (a)      A party  otherwise  entitled  to
indemnification under Section 7.1(i) or (ii) or Section 7.2 is not entitled to indemnification until the aggregate indemnifiable Losses for which it is otherwise entitled to indemnification hereunder shall equal or exceed U.S. $500,000 (the "Threshold Amount"). A party otherwise entitled to indemnification under Sections 7.1(v) is not entitled to indemnification until the aggregate indemnifiable Losses for which it is otherwise entitled to indemnification hereunder shall equal or exceed U.S. $250,000 (the "Government Contract Threshold Amount"). The Threshold Amount and Government Contract Threshold Amount limitations set forth in this Section shall not apply to any intentional misrepresentation or breach of warranty of any indemnitor or any intentional failure to perform or comply with any covenant or agreement of any indemnitor, or to indemnifications rights provided in Sections 7.1(iii), (iv), or to any Tax Liability of the Company related to periods ended on or prior to the Closing Date, including the indemnification provided in Section 5.6(b); and the indemnitors shall be liable for all Losses with respect thereto. With respect to Sections 7.1(i) or (ii) or
Section 7.2 described above, if and when the sum of all indemnifiable Losses of a party hereunder equals or exceeds the Threshold Amount, then such party may request indemnification for all indemnifiable Losses in excess of the Threshold Amount. With respect to Sections 7.1(v)described above, if and when the sum of all indemnifiable Losses of a party thereunder equals or exceeds the Government Contract Threshold Amount, then such party may request indemnification for all indemnifiable Losses in excess of the Government Contract Threshold Amount, and the Government Contract Threshold Amount shall be counted towards the Threshold Amount. To the extent covered by insurance, any indemnifiable Loss will be deemed reduced by the amount of insurance proceeds actually received by the Indemnified Party and its Affiliates in respect of such Loss; provided, however, that in no event shall this sentence be deemed to require any Indemnified Party to maintain any level of insurance. In no event shall a party's collective Liability under this Article 7 exceed $6,750,000, except for Liabilities related to Taxes or matters for which Purchaser is entitled to indemnification under Sections 7.1(iii) and (iv) (the "Maximum Liability").

                           (b)      The  indemnitors  will have no  liability
to the Indemnified Parties under or in connection with: (a) a breach of any of the representations, warranties, covenants, or agreements made or to be performed by the indemnitors contained in this Agreement (other than the representations and warranties set forth in Sections 2.2, 2.8, 2.9, 2.11, 2.14 and 2.21), unless written notice asserting an Indemnification Claim based thereon is given to Per-Se or Purchaser, as applicable, prior to the later of
(i) September 30, 2001 or (ii) the first anniversary of the date on which such covenant or agreement is to be performed hereunder; (b) a breach of any of the representations, warranties, indemnities, covenants or agreements made or to be performed by the indemnitors contained in this Agreement related to the Government Contracts, including without limitation, those representations, warranties, indemnities, covenants or agreements made by the indemnitors in
Section 7.1(v), unless written notice asserting an Indemnification Claim based thereon is given to Per-Se on or prior to December 31, 2002; (c) a breach of any representation, warranty, covenant or agreement made or to be performed by the indemnitors contained in this Agreement related to any Taxes or employee benefit plans, including without limitation, those representations and warranties made by the indemnitors in Sections 2.8 and 2.14, unless written notice asserting an Indemnification Claim based thereon is given to Per-Se or Purchaser, as applicable, prior to the later of (i) ninetieth (90th) day after the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitation and (ii) the ninetieth (90th) day after the date upon which any claim for refund or credit related to such claim is barred by all applicable statutes of limitation; (d) a breach of any representation, warranty, covenant or agreement made or to be performed by the indemnitor contained in this Agreement related to any environmental matters, including without limitation, those representations and warranties made by the indemnitor in Section 2.11, unless written notice asserting an indemnification claim based thereon is given to the Seller or Purchaser, as applicable, prior to two years from the date hereof; provided, however, the liability of the indemnitors relating to, arising out of or based upon those representations and warranties of the indemnitors set forth in Section 2.2(a) and (b)(i) and the first sentence of 2.9(a) may be asserted at any time.

                  7.5 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Per-Se, the Company and Purchaser will survive the Closing and shall not be deemed waived or otherwise affected by any investigation conducted with respect thereto.

                  7.6 Subrogation. Upon payment in full of any claim by a third party under this Article 7 (irrespective of the method of payment), the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

                  7.7 Exclusive Remedy. Except for remedies reflected in the Agreement related to adjustments to the Purchase Price and remedies based upon fraud, the remedies provided for in this Article 7 constitute the sole and exclusive remedies for recovery against Per-Se or the Purchaser based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of such party contained in this Agreement or in any document executed and delivered in connection with this Agreement, or based upon the failure of Per-Se, Holdings, the Company or the Purchaser to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such party.

                  7.8      Dispute Resolution.

                           (a)      If an Indemnified Party incurs any Loss
indemnifiable under this Article 7("Indemnifiable Loss"), it shall promptly provide written notice to the Indemnifying Party stating in reasonable detail the nature and amount of such Indemnifiable Loss or potential Indemnifiable Loss (a "Loss Notice"). In addition, with respect to third party claims, the Indemnified Party shall comply with Section 7.3. If the Indemnifying Party disputes the amount sought under any such Loss Notice or otherwise disputes the right of the Indemnified Party to be indemnified hereunder, it shall provide the Indemnified Party a written notice objecting to such claim for indemnification within thirty (30) days of the date any such Loss Notice is received by the Indemnifying Party (a "Protest Notice").

                           (b)      If  (i) the  Indemnifying  Party and the
Indemnified Party are unable to resolve a Loss Notice with respect to which the Indemnified Party has received a Protest Notice (a "Disputed Loss Notice") within thirty days of the date the Indemnified Party receives the Protest Notice, or (ii) there is any other controversy or claim arising out of or relating to this Agreement or a breach hereof, then any of the parties hereto may require such Disputed Loss Notice or other controversy or claim to be submitted to arbitration in the venue of Atlanta, Georgia in accordance with the then-current expedited procedures of the commercial arbitration rules of the American Arbitration Association ("AAA"). In any arbitration hereunder, the Purchaser shall select one arbitrator, Per-Se shall select one arbitrator, and the two arbitrators so chosen shall select a third. All such arbitrators must be selected from the list of arbitrators maintained by the AAA. Any decision of the arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. Each party shall bear its own legal fees and related expenses incurred in connection with the arbitration proceedings.

                  7.9 Escrow. Upon notice to Per-Se specifying in reasonable detail the basis therefor, Purchaser may give notice of an Indemnification Claim under the Escrow Agreement until September 30, 2001. Neither the exercise of, nor the failure to exercise such right to give a notice of an Indemnification Claim under the Escrow Agreement shall constitute an election of remedies nor limit the Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.

                                   ARTICLE 8
                                  TERMINATION

                  8.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Stock Purchase abandoned at any time prior to the Closing Date:

                           (a)      By mutual consent of the Purchaser and
Per-Se; or

                           (b)      By either Party (provided that the
terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                           (c)      By either Party (provided that the
terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                           (d)      By either Party in the event any Consent of
any Regulatory Authority required for consummation of the Stock Purchase and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                           (e)      By  either  Party  in the  event  that
the Stock Purchase shall not have been consummated by December 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(e); or

                           (f)      By either Party (provided that the
terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Stock Purchase cannot be satisfied or fulfilled within 60 days after the giving of written notice to the Party not satisfying the condition precedent.

                  8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of Section 5.3(b), this Section 8.2 and Article 9 shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 8.1(b), 8.1(c), 8.1(e) or 8.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                   ARTICLE 9
                                 MISCELLANEOUS

                  9.1      Definitions.

                           (a)      Except as otherwise  provided  herein,  the
capitalized terms set forth below shall have the following meanings:

                  "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                  "Accountants" shall mean KPMG, or such other large accounting firm which has no prior or existing relationship with the Parties hereto and which is agreed to by the Parties hereto.

                  "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
       (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "Bid" means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a Contract with the U.S. Government, or a prime contractor or a higher-tier subcontractor to the U.S. Government, for the sale of goods or the provision of services by the Company or a contracting team of which the Company is a member.

                  "Business" shall mean the business of the Company as currently conducted.

                  "Cash Amount" shall mean, $500,000.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Closing Documents" shall mean the documents, agreements and certificates executed and delivered at Closing pursuant to the terms of this Agreement.

                  "Company Disclosure Memorandum" shall mean the written information entitled "Company Disclosure Memorandum" delivered prior to the date of this Agreement to Purchaser describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "Company Entities" shall mean, collectively, Per-Se, Holdings and Impact and Affiliate thereof.

                  "Company Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of Company as of September 30, 1999, and as of December 31, 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended September 30, 1999, and for each of the three fiscal years ended December 31, 1998, and (ii) the balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1999.

                  "Company Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the financial position, business or results of operations of the Company or the ability of the Company or the Seller to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement, provided that "Company Material Adverse Effect" shall not be deemed to include the impact of
       (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to the Company, or (c) actions and omissions of either the Company or the Seller taken with the prior informed written Consent of the Purchaser in contemplation of the transactions contemplated hereby.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "Conversion Payment" shall mean $500,000.

                  "Current Assets" of the Company means all assets of the Company (including Net Account Receivables and cash) permitted by GAAP to be classified as current assets.

                  "Current Liabilities" of the Company means all Liabilities of the Company acquired by Purchaser which are permitted by GAAP to be classified as current Liabilities, excluding (i) the Bonus Accrual, and
       (ii) the current portion of all capital lease obligations.

                  "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means SunTrust Bank or such other party as mutually agreed upon by Purchaser and Per-Se.

                  "Escrow Agreement" means the escrow agreement executed by Purchaser, Per-Se, and the Escrow Agent in form mutually agreed upon by Purchaser and Per-Se.

                  "Escrow Amount" shall mean $1,000,000.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "Government Contract" means any prime Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter agreement, purchase order, delivery order, Bid, change order or other commitment between the Company and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

                  "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
       Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "Holdings Common Stock" shall mean the common stock, par value $.10 per share, of Holdings.

                  "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Impact Common Stock" shall mean the common stock, par value $.001 per share, of Impact.

                  "Indemnification Claim" shall mean a claim for indemnification under Article VII.

                  "Intellectual Property" means (a) any and all ideas, inventions, discoveries, prototypes, processes, art-work, know-how, compositions, techniques, methods, concepts, schematics, flow charts, works under the copyright Laws (for example, computer programs, including source and object code), formulas, systems, mask works, data bases, data, client lists (current clients, former clients or prospective clients), vendor lists, business associates/partners list, manuals, notes, designs, drawings, training materials, company information and records, brand names, trade names (including the name "Impact Innovations" or any variations or derivations thereof), trademarks, service marks, other marks, company names, company goodwill and goodwill associated with any trademark, service mark or other mark, phone numbers, domain names, Internet Protocol addresses and all other intangible property of any kind, (b) all copyrights, rights of authorship, rights of publicity or broadcast, patent rights, right of inventorship, trade dress rights, trade secrets and proprietary information, rights of attribution and integrity and other moral rights, and other intellectual property rights of any type under state Law, federal Law of the United States, the Laws of any other nation or international treaty, (c) all rights of registration or rights in applications for (a) and (b), including without limitation, any trademark application for "Impact Innovation or Rapid Systems Solution and design and trademark application for "Impact Innovation or Rapid Systems Solution", and (d) the medium in which (a), (b) or (c) resides where applicable (e.g., brochure upon which service mark resides, disk or CD upon which computer code resides).

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief executive officer, chief financial officer, chief accounting officer, chief operating officer, general counsel, or any senior or executive vice president of such Person.

                  "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person

       (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                  "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), Liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                  "Net Accounts Receivable" of the Company means the accounts receivables of the Company acquired by Purchaser, net of all reserves required by GAAP.

                  "Net Working Capital" of the Company means the difference between the Current Assets of the Company and the Current Liabilities of the Company, each as set forth on the Company's balance sheet prepared in accordance with GAAP consistently applied.

                  "Non-Compete Agreement" shall mean the non-competition agreement between Seller and Purchaser.

                  "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Party" shall mean any of Holdings, Impact, the Seller or the Purchaser, and "Parties" shall mean all of Holdings, Impact, the Seller and the Purchaser.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Purchaser Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of the Purchasers to perform their obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement, provided that "Purchaser Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to Purchaser, or (c) actions and omissions of either Purchaser taken with the prior informed written Consent of the Seller in contemplation of the transactions contemplated hereby.

                  "Purchaser Disclosure Memorandum" shall mean the written information entitled "Purchaser Disclosure Memorandum" delivered prior to the date of this Agreement to Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                  "Regulatory Authorities" shall mean, collectively, the Securities and Exchange Commission, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "Release Letter" shall mean the letter executed by State Street Bank and Trust Company releasing the Company from the Subsidiary Guarantee.

                  "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "Rose Budd lawsuit" shall mean the lawsuit referenced on
       Schedule 2.16(b) of the Company Disclosure Memorandum.

                  "Securities Laws" shall mean the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity),
       (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or
       (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "Transition Services Agreement" means the agreement executed by Per-Se, Purchaser and the Company related to the provision of certain services similar to those currently provided by Per-Se to the Company for a period of time following the Closing Date, the form of which agreement and the length of time shall be mutually agreed upon by Per-Se and Purchaser.

                  "U.S. Government" means the United States government, including any and all departments, agencies, commissions, branches and instrumentalities thereof, as well as any corporations owned or chartered by the United States government.

                           (b)      The  terms  set  forth  below  shall  have
the meanings ascribed thereto in the referenced sections:



              AAA                                                      Section 7.8(b)
              Agreement                                                Preamble
              Allocation Schedule                                      Section 1.7
              Bonus Accrual                                            Section 1.3
              Code                                                     Section 1.7
              Company                                                  Preamble
              Company Benefit Plans                                    Section 2.14(a)
              Company Contracts                                        Section 2.15
              Company ERISA Plan                                       Section 2.14(a)
              Company Pension Plan                                     Section 2.14(a)
              Conversion Date                                          Section 1.7
              ERISA Affiliate                                          Section 2.14(b)
              Estimated Bonus Accrual                                  Section 1.3
              Government Contract Threshold Amount                     Section 7.4(a)
              Holdings                                                 Preamble
              Holdings Stock Plan                                      Section 5.11
              Immigration Laws                                         Section 2.13 (c)


              Impact                                                   Preamble
              Indemnified Party                                        Section 7.3
              Indemnifying Party                                       Section 7.3
              Initial Purchase Price                                   Section 1.1
              Labor Claims                                             Section 2.13(b)
              Material Customers                                       Section 2.20
              Per-Se                                                   Preamble
              Process                                                  Section 2.19
              Purchase Price                                           Section 1.1
              Purchaser                                                Preamble
              Seller                                                   Preamble
              Shares                                                   Preamble
              Stock Purchase                                           Section 1.1
              Threshold Amount                                         Section 7.4(a)
              WARN                                                     Section 2.13(b)

                           (c)      Any singular term in this Agreement  shall
be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                  9.2      Expenses. Except as otherwise provided in this
Section 9.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

                  9.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than, in the case of Per-Se, Donaldson, Lufkin & Jenrette, the fees and expenses of whom shall be the sole responsibility of Per-Se. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Holdings, Impact or Per-Se or by the Purchaser, each of Per-Se and the Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                  9.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                  9.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

                  9.6      Waivers.

                           (a)      Prior  to or on the  Closing  Date,  the
Purchaser, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Per-Se, Holdings or the Company, to waive or extend the time for the compliance or fulfillment by Per-Se, Holdings or the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchasers under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by duly authorized officers of the Purchaser.

                           (b)      Prior to or on the Closing  Date,  Per-Se,
acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Purchaser, to waive or extend the time for the compliance or fulfillment by the Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Per-Se under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by duly authorized officers of the Seller.

                           (c)      The  failure  of any  Party  at any  time
or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                  9.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that Purchaser may assign its rights and its obligations to a Subsidiary and may assign its rights but not its obligations under this Agreement or under any other Closing Document as collateral to any lenders providing financing to Purchaser in connection with the transactions contemplated by this Agreement. Notwithstanding any such assignment(s), the Purchaser shall not be relieved of any of its obligations hereunder. Subject to the preceding, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

                  9.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

        Seller:                          Per-Se Technologies, Inc.
                                         2840 Mt. Wilkinson Parkway
                                         Suite 300
                                         Atlanta, Georgia  30339
                                         Telecopy Number:  (770) 444-4502
                                         Attention: Randolph L.M. Hutto

        Copy to Counsel:                 Powell, Goldstein Frazer & Murphy LLP
                                         191 Peachtree Street, N.E.
                                         16th Floor
                                         Atlanta, Georgia  30306
                                         Telecopy Number:  (404) 572-6999
                                         Attention: Thomas R. McNeill, Esq.

        Purchaser:                       J3 Technology Services Corp.
                                         1144 Canton Street
                                         Suite 204
                                         Atlanta, Georgia  30075
                                         Telecopy Number:  (770) 552-8316
                                         Attention: James W. Childs

        Copy to Counsel:                 Alston & Bird LLP
                                         One Atlantic Center
                                         1201 West Peachtree Street, N.W.
                                         Atlanta, Georgia 30309
                                         Telecopy Number:  (404) 881-4777
                                         Attention: Teri L. McMahon, Esq.

                  9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

                  9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  9.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

                  9.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                  9.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                   [Signatures to Continue on Following Page]

                  IN WITNESS WHEREOF, each of Purchaser, Holdings, Impact and Per-Se has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                                J3 TECHNOLOGY SERVICES CORP.


                                By: /s/JAMES W. CHILDS
                                    -----------------------------------
                                      James W. Childs
                                      Title: President


                                IMPACT INNOVATIONS HOLDINGS, INC.


                                By: /s/RANDOLPH L. M. HUTTO
                                    -----------------------------------
                                      Randolph L.M. Hutto
                                      Executive Vice President


                                PER-SE TECHNOLOGIES, INC.


                                By: /s/RANDOLPH L. M. HUTTO
                                    -----------------------------------
                                      Randolph L.M. Hutto
                                      Executive Vice President


                                IMPACT INNOVATIONS GOVERNMENT
                                GROUP, INC.


                                By: /s/RANDOLPH L. M.HUTTO
                                    -----------------------------------
                                      Randolph L.M. Hutto
                                      Executive Vice President